UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2013

Horizon Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35238	27-2179987
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

520 Lake Cook Road, Suite 520, Deerfield, Illinois		60015
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (224) 383-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On June 1, 2013, Horizon Pharma USA, Inc. provided written notice to Mallinckrodt LLC of termination of their Co-Promotion Agreement dated June 14, 2012, effective 30 days after the date of such notice. Pursuant to the Co-Promotion Agreement, Horizon had engaged Mallinckrodt, the pharmaceutical business of Covidien plc, on a non-exclusive basis to promote DUEXIS in the United States. The Co-Promotion Agreement was terminated because Mallinckrodt did not achieve minimum levels of prescriptions from targeted physicians for two consecutive quarters during the period prior to September 30, 2013. Horizon plans to cover the physicians previously targeted by Mallinckrodt through the hiring of approximately twenty additional field sales representatives and reallocation of efforts of its existing sales force. Horizon expects that the expense of the additional sales representatives will be offset by the elimination of the co-promotion fees paid to Mallinckrodt and will not increase Horizon’s overall cash burn.

This report contains forward-looking statements, including statements regarding plans to hire additional field sales representatives and the expected effect of termination of the agreement on Horizon’s cash burn. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to risks regarding Horizon’s ability to hire and retain marketing and sales personnel and related costs. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 4, 2013	Horizon Pharma, Inc.

	By:	/s/ Robert J. De Vaere
Robert J. De Vaere
Executive Vice President and Chief Financial Officer